UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 3, 2020

NUTANIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37883	27-0989767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1740 Technology Drive, Suite 150
San Jose, California 95110
(Address of principal executive offices, including zip code)

(408) 216-8360
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.000025 par value per share	NTNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 3, 2020 (the "Appointment Date"), the Board of Directors (the "Board") of Nutanix, Inc. (the "Company") appointed Aaron Boynton as the Company's Chief Accounting Officer, effective retroactively to February 1, 2020, promoting him from his prior position as the Company's Vice President, Corporate Controller. As a result, Mr. Boynton succeeded Duston M. Williams as the Company's Principal Accounting Officer effective retroactively to February 1, 2020. Mr. Williams will continue to serve as the Company's Chief Financial Officer and Principal Financial Officer.
Mr. Boynton, age 40, is a senior executive with over 15 years of experience in corporate finance and public accounting. Mr. Boynton has served as the Company's Vice President, Corporate Controller since December 2018. Previously, Mr. Boynton served as the Company's Senior Director of Accounting from March 2016 to December 2018 and as its Director of Accounting from September 2013 to March 2016. Throughout his tenure at the Company, Mr. Boynton has also held officer and director positions with various subsidiaries of the Company. Prior to joining the Company, Mr. Boynton served as Manager and subsequently Senior Manager of SEC Reporting and Technical Accounting at Seagate Technology, a data storage technology and solutions provider. Prior to his tenure at Seagate Technology, Mr. Boynton served in various roles at Deloitte & Touche, a public accounting firm. Mr. Boynton holds a BS in Business Administration from Sonoma State University.
In connection with his appointment as Chief Accounting Officer, effective retroactively to February 1, 2020, the Compensation Committee (the "Compensation Committee") of the Company's Board (i) increased Mr. Boynton's annual base salary to $340,000, and (ii) deemed Mr. Boynton eligible to participate in the Company's Executive Incentive Compensation Plan, with a target award of $85,000 for the Company's fiscal year ending July 31, 2020.
In addition, in connection with his appointment as Chief Accounting Officer, the Compensation Committee granted Mr. Boynton, effective as of the Appointment Date, 25,000 restricted stock units (the "RSUs") pursuant to the Company's 2016 Equity Incentive Plan (the "Plan"). The RSUs will vest in 16 equal quarterly installments with the first of such quarterly installments to vest on March 15, 2020, subject to Mr. Boynton's continuous service to the Company on each vesting date.
Mr. Boynton also entered into the Company's standard officer indemnification agreement, a form of which was filed as Exhibit 10.1 to the Company's Registration Statement on Form S-1 filed with the SEC on December 22, 2015. Mr. Boynton will also continue to be eligible to participate in change of control, retirement, welfare and benefit plans and programs generally available to other employees of the Company commensurate with his level, including the Plan and the Company's Change of Control and Severance Policy, each of which is described in the Company's proxy statement for its 2019 annual meeting of stockholders, filed with the U.S. Securities and Exchange Commission on October 30, 2019.

Mr. Boynton has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Other than the indemnification agreement described in the preceding paragraph, Mr. Boynton has not been a participant, or had any direct or indirect material interest, in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, since the beginning of the Company's last fiscal year. There is no other arrangement or understanding between Mr. Boynton and any other persons pursuant to which Mr. Boynton was selected as the Company's Chief Accounting Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTANIX, INC.

Date: February 5, 2020	By:	/s/ Duston M. Williams
Duston M. Williams
Chief Financial Officer
(Principal Financial Officer)